UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported) October 19, 2004

MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

0-27646	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

4742 N. 24th Street, Suite 455 Phoenix, Arizona	85016

(Address of Principal Executive Offices)	(Zip Code)

(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)

NONE

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement

     On October 19, 2004, the Board of Directors (“Board”) of Matrixx Initiatives, Inc., based upon the recommendation of the Compensation Committee, approved a revised compensation structure for non-employee directors. The new compensation structure is effective July 1, 2004, which is the date the Compensation Committee originally recommended the changes to the Board for its consideration.

     Under the new structure, the Chairman of the Board will receive a quarterly retainer of $7,500 and all other non-employee directors will receive a quarterly retainer of $5,000. All non-employee directors will receive an annual grant of 3,500 shares of restricted common stock and 10,000 options. The restrictions on the stock lapse three years from the date of grant and the options vest one-half immediately and one-half after one year. Non-employee directors will also receive a quarterly fee of $1,000 for each committee assignment (the “Committee Fee”). In addition, the Chairman of the Audit Committee will receive a quarterly fee of $2,000, and the Chairmen of the Corporate Governance and Nominating and Compensation Committees will each receive a quarterly fee of $1,250. Directors are also reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to Board and committee meeting attendance.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATRIXX INITIATIVES, INC. (Registrant)
/s/ William J. Hemelt
William J. Hemelt
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

     Date: January 28, 2005